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                               EXHIBIT INDEX



  Exhibit Number         Description
  --------------         -----------
          99             BankAmerica Corporation press
                         release dated
                         March 4, 1996 titled "BankAmerica
                         Increases Stock Repurchase
                         Program."




































    4127192
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                                                               Exhibit 99

  [BankAmerica Corporation logo appears here]

  BankAmerica Corporation                                            News

                                                             For release:







  Contact:       Peter Magnani
                 (415) 953-2418


           BANKAMERICA INCREASES STOCK REPURCHASE PROGRAM

          SAN FRANCISCO, March 4, 1996 -- BankAmerica Corporation said today that it has adopted a new stock repurchase program, enabling the corporation to buy back up to $2.0 billion of its common stock by the end of 1997. The new program also enables the corporation to buy back or redeem up to $1 billion of its preferred stock by the end of 1997. The new program wholly replaces the stock repurchase program announced in February 1995.

          "The new program recognizes that we are continuing to generate capital in excess of what we need to support current investment opportunities," David A. Coulter, chief executive officer, said. "The decision by the Board of Directors to increase the buyback authorization is consistent with our long-standing promise to return excess capital to our shareholders."

          The original program, announced in February 1995, authorized common stock buybacks of approximately $1.9 billion. Approximately $1,052 million of common stock was repurchased under that authorization. Therefore, the new $2 billion program represents an increase of approximately $1.15 billion in common stock repurchase authority.

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        The original program also enabled the corporation to
  purchase up to $500 million (later increased to $750 million) of its preferred stock by the end of 1997. Under that program, the corporation purchased, redeemed, or called preferred stock at an aggregate cost of $413 million, including the corporation's
  11 percent Preferred Stock, Series J, which will be redeemed on March 31, 1996. Therefore, the new program represents an increase in preferred stock redemption or buyback authority of $663 million.

          As part of the new $1 billion preferred stock portion of the program, the corporation announced today that it has called for redemption all outstanding shares of its Preferred Stock, Series F on April 16, at an aggregate cost of $181.25 million. Details of the redemption have been reported in a separate announcement.

          BankAmerica currently has seven uncalled series of outstanding preferred stock, with an aggregate stated value of approximately $2.2 billion. The corporation said it intends to maintain preferred stock as a component of its capital structure and may issue new preferred stock from time to time to replace stock that is redeemed or repurchased.

          BankAmerica said it expects to make the repurchases under the new program from time to time in the open market or otherwise. Repurchases may begin immediately and the program may be discontinued or suspended at any time. Repurchased common stock will be added to the corporation's treasury shares and will be available for general corporate purposes. Repurchased and redeemed preferred stock will be retired and restored to the status of authorized but unissued preferred stock without designation as to series. Except to the extent that an entire series of preferred stock is redeemed, the corporation does not intend to make any repurchases or redemptions that would cause a series of preferred stock to be delisted.

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